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                                                                   EXHIBIT 10.31

November 6, 2003

Mark Reid
73 Brentwood Circle,
North Andover, MA 01845

RE: EMPLOYMENT TERMS

Dear Mr. Reid:

First Virtual Communications, Inc. (the "Company") is pleased to offer you the position of Vice President of Engineering, pursuant to the terms of this letter agreement ("Agreement"), subject to the satisfactory review of your references. Please respond to me by 5:00 p.m., West Coast time, on November 24, 2003, at which time this offer will expire.

1.       DUTIES

You will be expected to perform various duties consistent with your position. Upon acceptance of this offer, you will initially report to the Chief Technical Officer, David Bundy for an orientation period, to be determined by the Chief Executive Officer. Upon completion of your orientation, you will be an executive officer of the Company. On the date that you are confirmed as a Section 16 Officer by action of the Company's Board of Directors, you shall be covered by the Company's Executive Officers' Change of Control Plan and the First Virtual Communications, Inc. Indemnity Plan. As a Section 16 officer, you will report to the Company's Chief Executive Officer, unless otherwise assigned by the Company.

2.       COMPENSATION

Your annual base salary will be $190,000 per year, less payroll deductions and all required withholdings. You will be paid bi-weekly and you will be eligible for the following standard Company benefits: medical insurance, paid time off, and holidays. Details about these benefit plans are available for your review in the Total Rewards benefit guide delivered to you with this Agreement. The Company may modify its benefits and compensation packages from time to time, in its sole discretion, as it deems necessary.

3.       STOCK OPTIONS

Upon commencement of employment and subject to approval of the Company's Board of Directors, you will be granted a Stock Option under the Company's Equity Plans to purchase 80,000 shares of the Company's Common Stock (the "STOCK OPTION"). The Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Stock Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board of Directors. The Stock Option will be subject to vesting so long as

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you continue to be employed with the Company, according to the following schedule: twelve and one-half percent (12 -1/2%) of the shares subject to the Stock Option will vest on the last day of the sixth full calendar month of your employment after the date of grant and the remaining shares subject to the Stock Option will vest in equal installments at the end of each monthly period thereafter.

If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.

4.       TERMINATION

Employment at First Virtual Communications is "at will." The Company may terminate your employment at any time and for any or no reason, with or without Cause or advance notice, by giving you written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon written notice to the Company. The term of your employment relationship may not be modified except by a written agreement signed by the Chief Executive Officer or President of the Company.

In the event that the Company terminates your employment without Cause (as defined below), and upon your furnishing to the Company an executed release and waiver of claims, you shall be entitled to receive severance payments in the form of (i) a continuation of your base salary for a period of three months after your date of termination, at the rate in effect on your date of termination, and (ii) During the severance period, assuming that you are eligible for COBRA, you shall be entitled to receive medical benefits for yourself and eligible dependents paid for by the Company until the earlier of
(a) three (3) months after your date of termination, or (b) the date that you become eligible to receive medical benefits from another company or business entity.

"CAUSE" means your: (i) gross negligence or willful misconduct in connection with the performance of your duties to the Company that in the written determination of a majority of the Board has not been cured within thirty (30) days following receipt by you of written notice from the Board identifying such acts of gross negligence or willful misconduct; (ii) failure to achieve your Performance Targets, following 30 days written notice from the CEO of such failure; (iii) commission of a felony (other than a traffic-related offense) that in the written determination of a majority of the Board has caused material injury to the Company's business; (iv) dishonesty with respect to a significant matter relating to the Company's business and intended to result in personal enrichment of you or your family at the expense of the Company; or (v) material breach of this Offer Letter and Employment Agreement, Proprietary Information and Inventions Agreement or Indemnification Agreement by and between you and the Company, which material breach has not been cured within thirty (30) days following receipt by you of written notice from the Board identifying such material breach.

If your employment is terminated for Cause, or you voluntarily terminate your employment from the Company for any reason, all compensation and benefits will cease immediately and you will receive no additional payment from the Company other than your accrued base salary and accrued and unused vacation benefits earned through your date of termination.

                                       2.
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5.       COMPANY POLICY

As a Company employee, you will be expected to abide by the Company's policies, procedures, rules and regulations which will govern the terms and conditions of your employment. The Company's policies may be modified from time to time at the sole discretion of the Company.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.       PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

7.       ENTIRE AGREEMENT

This Agreement, together with your Proprietary Information and Inventions Agreement and the stock documents and Total Rewards benefit guide referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. The terms of this Agreement cannot be modified, except in a writing signed by the Company's Chief Executive Officer or President.

8.       GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Redwood City, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

9. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date this Agreement, and return it to the Company's Human Resources

                                       3.
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Department by November 24, 2003, if you wish to accept employment with the
Company under the terms described above. If you accept our offer, we would like you to start as soon as possible.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

FIRST VIRTUAL COMMUNICATIONS

By:
   _____________________________
   Tammy Polanco
   Director, Human Resources

Accepted:
________________________________
Mark Reid

_______________________________
Date

Attachment: Exhibit A: Proprietary Information and Inventions Agreement

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                                    EXHIBIT A

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT